Exhibit 10.3

Amendment to the “Non-compete agreement Mr. Marc Coucke dated 30 March 2015”

This amendment agreement (the Amendment) is made on 27 April 2016 between:

(1)
Perrigo Ireland 2, a private company limited by shares incorporated under the laws of Ireland with registered office at Treasury Building, Lower Grand Canal Street, Dublin 2, Ireland, registered with the Companies Registration Office under number 541882 (Perrigo Ireland 2) and,

(2)	Mr. Marc Coucke, residing at Lembergsesteenweg 19, 9820 Merelbeke, hereafter together referred to as the Parties, and individually, a Party.
WHEREAS:

(A)
On 6 November 2014, Perrigo Company Plc and Alychlo NV, amongst others, entered into an agreement for the sale and purchase of 685,348,257 shares of Omega Pharma Invest NV (the SPA), which has been amended from time to time;

(B)	On 17 March 2015, Perrigo Company Plc assigned its rights and obligations under the SPA to Perrigo Ireland 2;

(C)	On 30 March 2015, in the framework of the closing of the SPA, Parties entered into a “Non-Compete Agreement Mr Marc Coucke” (the Original Agreement);

(D)
As set forth in the Mutual Agreement entered into by Omega Pharma NV, Perrigo Company, PLC, Perrigo Ireland 2, Mylecke Management, Art & Invest NV, Alychlo NV and Mr. Marc Coucke of even date herewith, the Parties wish to modify the scope and term of the non-compete arrangements of the Original Agreement as set out in this Amendment.

IT IS HEREBY AGREED AS FOLLOWS

1.	Definitions

Capitalised terms used herein and not otherwise defined shall have the meaning set forth in the Original Agreement.

2.	Amendment

Section 2.1 of the Original Agreement shall be substituted as follows:
“Mr Marc Coucke covenants with Perrigo Ireland 2 that he shall not, whether alone or jointly with another party, and whether directly or indirectly, set up or participate in a business that directly competes with the Business of the Group Companies as on Completion Date until (x) 27 April 2018 in the European Economic Area (other than Belgium) for the Business, (y) 27 April 2018 in Belgium with respect to the distribution of generic drugs, and (z) 27 April 2017 in Belgium for the Business that is not distribution of generic drugs, provided that this restriction shall not:

(a)	prevent the continuation by Mr Marc Coucke of any activities as conducted by him on 6 November 2014; or

(b)
prevent Mr Marc Coucke from holding shares or other interests in (i) Perrigo Topco or any member of the Purchaser’s Group or (ii) a listed company which confer not more than 3% of the votes which could normally be cast at a general meeting of that company; or

(c)
apply (or as the case may be shall cease to apply) to the extent Mr Marc Coucke acquires any company or business after Completion and, as a result of such acquisition, acquires a company or business which falls within the restrictions of this Subclause (the Relevant Interest), provided that the Relevant Interest does not account for more than 5% of the total turnover of the company or business acquired; or

(d)	prevent the continuation by Mr Marc Coucke of any of the activities listed in Annex 1.

For the purposes of this Clause 2 transactions undertaken by Alychlo and any of its affiliated persons (including Mr Marc Coucke) shall be aggregated and treated as undertaken by a single person (and affiliated persons to Alychlo shall include any affiliated person to Alychlo as at 30 March 2015 notwithstanding that it may subsequently cease to be an affiliated person).”

3.	Original Agreement

With respect to the period prior to the date of this Amendment, the Original Agreement shall remain applicable and govern the non-compete obligations, it being understood that the exceptions included in the amended clause 2(d) are to have effect as of the date of the Original Agreement (as if they had been incorporated into and formed part of the Original Agreement at that time).
With respect to the period as from the date of this Amendment (included), all provisions of the Original Agreement continue to apply in full and unamended, save as expressly amended or supplemented by this Amendment. If there is any conflict between the provisions of this Amendment and the Original Agreement, the provisions of this Amendment shall prevail.

4.	Applicable law and jurisdiction

4.1	This Amendment and all non-contractual obligations arising out of it or in connection with it shall be governed by and shall be construed in accordance with the laws of Belgium.

4.2
Any dispute arising out or in connection with this Amendment shall be exclusively and definitively settled in accordance with the rules of CEPANI. The arbitral tribunal shall be composed of three arbitrators. Mr Marc Coucke and Perrigo Ireland 2 shall each nominate in the request for arbitration and the answer, respectively, one arbitrator. The place of arbitration shall be Brussels and the language of the proceedings shall be English. This clause does not exclude the right of the Parties to ask for interim relief before the president of the Dutch speaking commercial court of Brussels or any other court having jurisdiction.

Executed in two (2) original copies on the date set out above, each party acknowledging having received one copy.

For Perrigo Ireland 2 Ltd.,	Mr Marc Coucke,
/s/ Mary Sheahan Name: Mary Sheahan Function: Director	/s/ Marc Coucke

Annex 1 - List of permitted activities
Any activities or participation in relation to or as part of:
a. the trademark K-Protect;
b. Mithra Pharmaceuticals SA;
c. Fagron NV;
d. Ecuphar NV; and
e. Pharco Innovations NV.